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                               CONTRACT SCHEDULE


OWNER: [John Doe]                  SEX: [M]      AGE AT ISSUE: [35]

JOINT OWNER: [Jane Doe]            SEX: [F]      AGE AT ISSUE: [35]

ANNUITANT: [John Doe]              SEX: [M]      AGE AT ISSUE: [35]

CONTRACT NUMBER: [12345678]        ISSUE DATE: [February 15, 2005]

PLAN TYPE: [Non-Qualified]         MATURITY DATE: [February 15, 2060]

PRODUCT CLASS: [Preference Premier B Class, B Plus Class, L Class R Class, C Class]

PURCHASE PAYMENT:        [$100,000.00]

[MAXIMUM DISABILITY WAIVER ATTAINED AGE: [75]]

[MAXIMUM TERMINAL ILLNESS RIDER ISSUE AGE:  [85]]

[MAXIMUM NURSING HOME OR HOME HOSPITAL CONFINEMENT RIDER ISSUE AGE: [85]]


PURCHASE PAYMENTS:       [No payment can be made after the Owner, oldest Joint
                         Owner (or the Annuitant if non-natural owner) reaches age [91]. We reserve the right to reject any Purchase
                         Payment.]


                         While the Guaranteed Withdrawal Benefit Rider (GWB) is in force on your Contract, we will reject any Purchase Payments made after the GWB Purchase Payment Period except as follows: We will permit you to make a subsequent Purchase Payment when either of the following conditions apply to your Contract: (a) your Account Balance is below the Minimum Account Balance shown on the Contract Schedule or (b) the GWB Rider Charge is greater than your Account Balance.


  MINIMUM SUBSEQUENT     [$500.00] . However, for IRAs, and Roth IRAs, in
  PURCHASE PAYMENT:      order to avoid cancellation of the Contract, we will
                         accept a Purchase Payment of at least $50 once in every 24 month period. We will also accept subsequent
                         Purchase Payments as required under applicable law and federal tax law.

  MAXIMUM TOTAL
  PURCHASE PAYMENTS:     [$1,000,000.00]

[PURCHASE PAYMENT          [6%] of each Purchase Payment for cumulative Purchase
CREDITS:                   Payments received during the first Contract Year.]

MINIMUM ACCOUNT
BALANCE REQUIRED:          [$2,000.00]

BENEFICIARY:             As designated by you as of the Issue Date unless
                         changed in accordance with the Contract provisions.

PRODUCT CHARGES:         We assess certain daily charges equal on an annual
  [SEPARATE ACCOUNT:     basis to the percentages set out below of the average
                         daily net asset value of each Investment Division of the Separate Account:

                           Separate Account Charges: [1.25%]

                           Additional Separate Account Charge on Investment
                           Divisions:

                         [XYZ Funds]            [0.25%]

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                         We reserve the right to impose additional Separate
                         Account Charges on Investment Divisions that we may add to the Contract at any future date. The addition for any Investment Division will not be greater than [0.25%] basis points.

                    [Death Benefit Rider Charge: [0.35%]]

                    [Additional Death Benefit Rider Charge: [0.25%]]


ANNUAL CONTRACT FEE:     The Annual Contract Fee is [$30.00] each Contract Year.
                         If a total withdrawal is made during the Accumulation
                         Period, the full Annual Contract Fee will be deducted at the time of the total withdrawal. If your Account
                         Balance on the last day of the Contract Year is at least [$50,000.00] , then no Annual Contract
                         Administrative Fee is deducted. On the Annuity
                         Calculation Date a pro-rata portion of the Annual
                         Contract Fee for the applicable portion of the Contract
                         Year will be deducted from the Account Balance as described above. On the Annuity Calculation Date, if your Account Balance is at least [$50,000.00], then no Annual contract Fee is deducted. During the Income
                         Period, we reserve the right to deduct the Annual
                         Contract Fee of [$30.00] each Contract Year, pro-rata from each Income Payment.


SEPARATE ACCOUNT:        [Metropolitan Life Separate Account E]


TRANSFER REQUIREMENTS:

NUMBER PERMITTED: We reserve the right to limit the number of transfers per Contract Year up to a maximum of [12] (excluding transfers resulting from our automated strategies).

There may be further limitations on transfers from the Fixed Account to the Investment Divisions and transfers from the Investment Divisions to the Fixed Account as set forth in the Fixed Account Rider. If the GWB Rider is in force you may only make transfers between the GWB Rider Investment Divisions.

TRANSFER FEE: In the event that [12] transfers are made in a Contract Year (excluding those related to our automated strategies), we reserve the right to deduct a Transfer Fee of up to [$25.00] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Investment Division or the Fixed Account from which the transfer is made. However, if the entire interest in the account option is being transferred, the Transfer Fee will be deducted from the amount that is transferred.

MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount that may be transferred from an Investment Division (excluding transfers resulting from our automated strategies) is [$500] or your entire interest in the Investment Division, if less.

TRANSFER AND ALLOCATION LIMITS:

If the GWB Rider is terminated under the Termination of Rider provision and is no longer in force, no transfers or allocations may be made to the GWB Rider Investment Divisions, as applicable. You will have access to the other Investment Divisions currently available.

WITHDRAWALS: [A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

     1. Earnings in the Contract (Earnings are equal to your Account Balance less Purchase Payments not previously withdrawn); then

     2.   The Free Withdrawal Amount described below, if any; and then

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     3.   Purchase Payments not previously withdrawn, in the order such
          Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

          Withdrawal Charges are determined in accordance with the following schedule:

                               WITHDRAWAL CHARGES

            NUMBER OF COMPLETE YEARS
            FROM RECEIPT OF PURCHASE PAYMENT           % CHARGE
            --------------------------------         -------------
            [0                                             8
            1                                              8
            2                                              7
            3                                              6
            4                                              5
            5                                              4
            6                                              3
            7                                              2
            8                                              1
            9 and thereafter                             0]]


[No withdrawal charge will be deducted in the event of:

1.   Maturity of the Contract; or

2.   Payment of the Death Benefit; or

3.   Application of your Adjusted Account Balance to an Annuity Option; or

4.   Any waiver included subject to the issuance of a Rider.

5. If the withdrawal is required for you to avoid Federal Income Tax penalties or to satisfy Federal Income Tax rules concerning minimum distribution requirements that apply to this annuity. For purposes of this exception, we assume that this annuity is the only contract or funding vehicle from which distributions are required to be taken and we will ignore all other account balances. This exception does not apply to non-qualified or Roth IRA annuities.

6. If you properly "re-characterize" as permitted under Federal Tax Law your MetLife traditional IRA deferred annuity or MetLife Roth IRA deferred annuity.

7. If you transfer your Account Balance to another MetLife annuity and we agree in writing that none will apply.]]

[FREE WITHDRAWAL AMOUNT: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Balance free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.]

A Withdrawal Charge will not be assessed against Earnings withdrawn from your Contract. The Earnings are equal to the Account Balance minus the Purchase Payments not previously withdrawn from your Contract.

A Withdrawal Charge will not be assessed against any withdrawal in the first Contract year that is part of a monthly systematic withdrawal program in which the monthly withdrawal amount does not exceed 1/12 of [10%] of total Purchase Payments.] MINIMUM PARTIAL WITHDRAWAL: [$500], or your entire interest in the Fixed Account or Investment Division

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000]

ANNUITY OPTION INFORMATION:

1. [The Annuity Date will be no later than the Maturity Date, or to a later date if we agree. The Maturity Date is the later of the first Contract Anniversary after the Annuitant's 90th birthday or 10 Years from the Issue Date.

2.   The Annuity Date must not be less than 30 days from the Issue Date.

3. For Variable Income Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 4.00%.

4. For Fixed Income Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at [3%.]]


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[FIXED ACCOUNT: [THE FIXED ACCOUNT IS NOT AVAILABLE WITH THIS CONTRACT.]

[INITIAL EDCA PERIOD:  24 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]

INITIAL EDCA PERIOD:   12 months EDCA rate applicable to deposits made at the
                       beginning of the Initial EDCA period: [4.00%]

INITIAL EDCA PERIOD:   6 months EDCA rate applicable to deposits made at the
                       beginning of the Initial EDCA period: [8.00%]

INITIAL EDCA PERIOD:   3 months EDCA rate applicable to deposits made at the
                       beginning of the Initial EDCA period: [9.00%]]

ADMINISTRATIVE OFFICE:
[MetLife
PO Box 10342
Des Moines, IA 50306-0342]


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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Fixed Account Rider for Variable Annuity
Enhanced Dollar Cost Averaging Rider
Three Month Market Entry Rider
Death Benefit Rider (Greater of Return of Purchase Payments/5th Step-up) Death Benefit Rider (Annual Step-up)
Purchase Payment Credit Rider
Guaranteed Withdrawal Benefit Rider
Guaranteed Withdrawal Benefit Payment Enhancement Rider
Additional Death Benefit Rider - Earnings Preservation Benefit
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider Waiver of Withdrawal Charge for Terminal Illness Rider
Waiver of Withdrawal Charge for Disability Rider
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
SIMPLE Individual Retirement Annuity Endorsement
401 Plan Endorsement
Tax Sheltered Annuity Endorsement
Unisex Annuity Rates Endorsement
Designated Beneficiary Non-Qualified Annuity Endorsement
Non-Qualified Annuity Endorsement
Spousal Continuation Endorsement
Qualified Distribution Program Endorsement]

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